Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Retirement Committee of Commerce Bancshares, Inc.
Commerce Bancshares, Inc.:
We consent to the incorporation by reference in the registration statement (No. 33-82692) of Commerce Bancshares, Inc. of our report, dated June 22, 2005, with respect to the statement of changes in net assets available for benefits of the Commerce Bancshares Participating Investment Plan for the year ended December 31, 2004, which report appears in the December 31, 2006 Annual Report on Form 11-K of the Commerce Bancshares Participating Investment Plan.
/s/ KPMG LLP
Kansas City, Missouri
June 22, 2007